Shrink Nanotechnologies to Present at
Rodman and Renshaw Annual Global Investment Conference on Friday, September 11th

Expert Thought Leaders in Medical Diagnostics and Biotechnology Will Be Providing Insights on Quickly Evolving Commercialization

CARLSBAD, Calif.--(September 9, 2009) – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB: INKN - News), an innovative nanotechnology company that develops products, licenses its patent-pending technologies and acquires related assets in three core vertical markets: (i) medical diagnostics and sensors, (ii) biotechnology research and development tools and (iii) solar energy production, today announced that it plans to present at the Rodman and Renshaw Annual Global Investment Conference in New York on Friday, September 11, 2009 at 11:40 a.m. ET. The presentation will be held at the New York Palace Hotel in the Hubbard Salon (5th floor).

Presenting at the conference will be Dr. Michelle Khine, scientific founder, and Dr. Heiner Dreismann, director and expert in biotech and healthcare industries. Dr. Khine was recently named by MIT Technology Review as one of the top 35 global innovators under the age of 35. She is a veteran entrepreneur, with a successful venture-capitalist (Series B) backed company, in addition to being a widely published researcher, with multiple patents grants and honors. Currently, she is Assistant Professor of Bioengineering at University of California in Irvine. Dr. Dreismann has more than 24 years experience in the biotech and healthcare industries and served as the President and CEO of Roche Molecular Systems, Inc., leading a staff of more than 1,600 and growing the RMS molecular IVD business from $640M to $1.2B in annual sales.

Shrink is a FIGA™ business - bringing together leaders from the worlds of finance, industry, government and academia. This presentation is an example of Shrink bringing together industry leaders and academia in one setting.

Attendees will be given an overview of the Company's operations and strategic priorities, and review opportunities for its innovative technologies and intellectual property within the medical diagnostics and biotechnology sectors. Specific products that will be discussed include:

▪	StemDisc™ - embryoid body (EB) development platform for stem cell researchers; ability to culture up to 96,000 symmetrical stem cell development.

▪	CellAlign™ - tissue engineering applications for cardiac and nerve tissue; biodegradable non-periodic “band-aid” structure for tissue growth.

▪
ShrinkChip RPS™ - extremely low cost, highly flexible prototyping solution for the manufacture of microfluidic biochips; patent-pending desktop solution allows rapid design and fabrication of custom biochips.

▪
MetalFluor™ - diagnostic platform designed to inexpensively increase the sensitivity and specificity of luminescent based assays; potential to allow low-cost light detectors to enable more portable instrumentation for POC testing.

▪	OptiSol™ Solar Concentrator – creating, trapping, and transporting electrons; when ‘wrinkled,’ the surface becomes a ‘light trap’ and tunes all radiation to optimal silicon absorbing wavelengths.

To learn more about these products and the technology, please visit http://www.shrinknano.com. The presentation will be available to the public via a live web cast, which may be accessed by visiting http://www.wsw.com/webcast/rrshq15/inkn.ob.

About Shrink Nanotechnologies, Inc.
Shrink is a first of its kind FIGA™ organization.  FIGA companies are “for profit” businesses that bring together diverse contributions from leaders in the worlds of finance, industry, government and academia.  Shrink’s solutions, including its diverse polymer substrates, nano-devices and biotech research tools, among others, are being designed to not only be ultra-function and mechanically superior in the solar energy, environmental detection, stem cell and biotechnology markets, they are also being made from biodegradable materials, including corn-based plastics. Shrink has created the ShrinkChip Manufacturing Solution™ which utilizes the unique characteristics of PolyShrink™, Shrink’s core multi-grade plastic material. Made from a unique shrinkable thermo-plastic material, PolyShrink™ enable complex ultra-functional nano-structures to be designed at the macro-scale and shrunken down, while retaining the original designs on a much smaller nano scale. This flexible and elegant design and fabrication solution reduces costs by eliminating the need for expensive clean room equipment, vastly improving time-to-market for products in Shrink’s focused market segments.  For more information about Shrink, go to http://www.shrinknano.com.

Contacts:

Investors
Denise Roche
Brainerd Communicators
212-986-6667
roche@braincomm.com

Media
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com